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                    July 21, 2022

       Craig Felenstein
       Chief Financial Officer
       Lindblad Expeditions Holdings, Inc.
       96 Morton Street, 9th Floor
       New York, NY 10014

                                                        Re: Lindblad
Expeditions Holdings, Inc.
                                                            Form 10-Q for the
Quarter Ended March 31, 2022
                                                            Filed May 5, 2022
                                                            File No. 001-35898

       Dear Mr. Felenstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation